     As filed with the Securities and Exchange Commission on March 7, 1997
                                                      Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             PENEDERM INCORPORATED
             (Exact name of registrant as specified in its charter)

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
          CALIFORNIA                               2834                             77-0146116
(State or other jurisdiction of        (Primary Standard Industrial       (I.R.S. employer identification
incorporation or organization)         Classification Code Number)                    number)

       320 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA 94404, (415) 358-0100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                                LLOYD H. MALCHOW
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             PENEDERM INCORPORATED
                               320 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404
                                 (415) 358-0100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                   Copies to:

                             RICHARD FRIEDMAN, ESQ.
                        Heller Ehrman White & McAuliffe
                             525 University Avenue
                          Palo Alto, California 94301
                             (415) 324-7000(phone)
                              (415) 324-0638 (fax)
                               ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.
                               ----------------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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========================================================================================================================
                                             AMOUNT            PROPOSED             PROPOSED               AMOUNT OF
                                              TO BE             MAXIMUM             MAXIMUM            REGISTRATION FEE
   TITLE OF SHARES TO BE REGISTERED        REGISTERED       OFFERING PRICE         AGGREGATE
                                                             PER SHARE (1)       OFFERING PRICE
------------------------------------------------------------------------------------------------------------------------
Common Stock, no  par value . . . . .        752,000            $13.00            $9,776,000                $2,963
========================================================================================================================

(1) Estimated in accordance with Rule 457(c) for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on March 3, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED MARCH 7, 1997

PROSPECTUS
                             PENEDERM INCORPORATED
                         752,000 Shares of Common Stock

                              ___________________

         All of the 752,000 shares (the "Shares") of common stock, no par value (the "Common Stock"), of Penederm Incorporated ("Penederm" or the "Company") covered by this Prospectus are being offered by the holders of the Shares (collectively, the "Selling Shareholders") named in this Prospectus, each of whom acquired such Shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to the terms of that certain Stock Purchase Agreement, dated March 3, 1997, by and between the Company and the individual Selling
Shareholders (the "Purchase Agreement").   See "Selling Shareholders."

         Some or all of the Shares covered by this Prospectus may be offered for sale from time to time by the Selling Shareholders at such prices and on such terms as may then be obtainable, in negotiated transactions, or otherwise. This Prospectus may be used by the Selling Shareholders or by any broker-dealer who may participate in sales of the securities covered hereby. The Selling Shareholders will pay all commissions, transfer taxes and other expenses associated with the sales of securities by them. The Company has paid the expenses of the preparation of this Prospectus. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

         The Shares are quoted on the Nasdaq National Market under the symbol "DERM." On March 6, 1997, the closing price as reported on the Nasdaq National Market was $14.50 per share.

         Penederm has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Penederm and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

                             _____________________

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                             _____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                      OR ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                             _____________________


                 THE DATE OF THIS PROSPECTUS IS _____________.

         No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York 10048 and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and other information regarding issuers that file electronically with the Commission. The address of such Web site is http://www.sec.gov.


                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

           (i) the Company's annual report on Form 10-K for the fiscal year ended December 31, 1995;

          (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

         (iii) the Company's Current Report on Form 8-K filed on November 27, 1996; and

          (iv) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on October 25, 1993 and of the Common Stock Purchase Rights contained in its Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on November 27, 1996.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities thereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Penederm Incorporated, 320 Lakeside Drive, Foster City, California 94404, Attention:
President, telephone (415) 358-0100.

                        _______________________________

                              RECENT DEVELOPMENTS

         In the fourth quarter of 1996, Penederm received clearance from the United States Food and Drug Administration to market Mentax, a once-a-day prescription topical treatment for the treatment of three skin fungal conditions: tinea pedis (athletes' foot), tinea corporis (ringworm) and tinea cruris (groin fungus). Penederm commenced marketing Mentax in February 1997 through a pharmaceutical contract sales force. In January 1997, Penederm received FDA clearance to begin marketing its Avita cream prescription product for the treatment of acne. Penederm also received clearance to market the gel formulation of Avita contingent upon the expiration of a patent held by Johnson & Johnson in January 1998. In January 1997, Penederm entered into an arrangement with The Merck KGaA Group/Center Laboratories to co-promote in the United States Akne-Mycin, a topical cream ointment containing erythromycin, and Cloderm, a mid-potency topical steroid. Under this arrangement, the parties will share profits in relation to their relative contributions to the marketing effort. In February 1997, Penederm received approval in the United Kingdom to market its retinoic acid cream and gel formulations for the treatment of acne.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus or incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements made by the Company in this Prospectus.

         Uncertainty of Commercial Launch and Market Acceptance of Prescription Products. Although the FDA has notified the Company that certain Avita and Mentax products have been cleared for marketing, there can be no assurance that any of these products will be able to obtain FDA approval for the future labeling claims desirable for the products. Even if such approvals are obtained, these products will face manufacturing, sales and marketing, market acceptance and other risks associated with the market launch and commercialization of prescription pharmaceutical products. The Company relies on third-party contract manufacturers for commercial production of all of its products. There can be no assurance that the Company will be able to obtain contract manufacturing of adequate quantities on a timely basis or on commercially acceptable terms, if at all, for its products. The Company has commenced marketing in the United States prescription products through a pharmaceutical specialty contract sales force. The Company has no experience using a contract sales force or promoting prescription products, and there can be no assurance that the Company will be able to establish and maintain a successful marketing and sales effort. A number of factors may limit the market acceptance of the Company's products, including the timing of market entry, the availability of alternative products, the price of the Company's products relative to alternative products, the availability of third-party reimbursement, acceptance by prescribing physicians, managed care providers and patients, the nature of publicity regarding the products (if any), and the extent of marketing efforts by the Company's collaborators or partners (if any). The Company's products will be subject to continued post-market review which may result in restrictions on marketing or withdrawal of any such products from the market. There can be no assurance that prescribing physicians, managed care providers or patients will demand the products in quantities consistent with expectations of public market analysts and investors. The failure of such products to receive regulatory approval or market acceptance could have a material adverse effect on the Company's operating results or the market price of the Company's Common Stock.

         Competition and Technological Change. The Company faces significant competition from, among others, large pharmaceutical companies with established dermatology divisions. The Company expects that its principal competition with respect to Mentax will be products marketed by Allergan Inc., Johnson & Johnson, Sandoz Pharmaceuticals and Glaxo Wellcome plc. The Company expects that its principal competition with respect to Avita initially will be the retinoic acid products marketed by Johnson & Johnson. Such Johnson & Johnson products have been on the market for many years

------------

      The following trademarks of Penederm are used in this Registration
Statement: TopiCare Delivery Compounds(R), Avita(TM), Mentax(TM), Penederm(R), Vitinoin(R) and DuraScreen(R) (licensed to Pierre Fabre in the United States).

and have substantially all of the market share for prescription acne treatments. The Company is aware of other newly-approved novel acne treatments that may present substantial competition for Avita, including another Johnson & Johnson tretinoin gel product that has a reduced irritation claim. Most of the Company's competitors have substantially greater financial, technical, production, marketing and regulatory experience and resources, larger sales and marketing forces and more experience than the Company in developing, commercializing and marketing drug and skin care products. There can be no assurance that the Company's existing and proposed products, including Avita and Mentax, will compete successfully with the existing and proposed products of the Company's competitors, and the failure of the Company's products to do so would have a material adverse effect on the Company's operating results.

         The Company's current products and those under development are based on relatively new technologies. The Company expects technological developments in its business to occur at a rapid rate and believes that competition may intensify as technological advances in the field are made and become more widely known. In recent years, several other companies have been formed and, in certain instances, are collaborating with large pharmaceutical companies, to develop specific drug delivery systems or drug or skin care products that might compete directly with the Company's technologies and products. Delivery systems and products developed by the Company's competitors may be superior to, or gain greater or faster market acceptance than, the Company's drug delivery systems and products. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or that would render the Company's products and technologies obsolete or noncompetitive.

         Dependence on Sole Suppliers and Third Party Manufacturers. The Company is dependent on third parties for both the supply of raw materials used to produce TopiCare Delivery Compounds and finished products and the manufacturing of these compounds and products. One of the materials used in TopiCare Delivery Compounds is currently available from only one supplier, Bayer Corporation ("Bayer"). The Company currently obtains certain other raw materials, including butenafine and retinoic acid, from other sole sources. The Company currently secures many of these supplies pursuant to purchase orders or contracts that are terminable on short notice. In the event of termination or breach by a supplier or other failure to continue to supply materials, the Company would be required to secure and qualify an alternate supplier. Although the Company has not experienced difficulty acquiring raw materials, maintains significant inventories of these materials and believes it could qualify alternate suppliers for these materials, there can be no assurance that interruptions in supplies will not occur in the future or that the Company would be able to timely secure the materials necessary to produce its products so as to not experience a disruption in manufacturing if a supplier breached or terminated its contract and the Company experienced a disruption in supply. Any significant interruption in the supply of raw materials could have a material adverse effect on the Company's ability to produce its compounds and finished products and its operating results.

         The Company neither has nor plans to acquire the equipment and facilities necessary to manufacture its current and future products and is and will be dependent upon third-party contract manufacturers for commercial production of all of its existing and proposed products. The Company currently secures the manufacture of its products pursuant to contracts or purchase orders. In the event of breach by a manufacturer or other failure to provide manufacturing services, the Company would be required to secure and qualify an alternate manufacturer, which could delay production and sale of the Company's products. In addition, because the Company must contract for the manufacture of its products, the Company has little control over the production of finished products and the associated raw materials costs. There can be no assurance that the Company will continue to be able to obtain contract manufacturing on commercially acceptable terms, if at all, for its products in the quantities currently required or for commercial quantities of prescription products if FDA approval is obtained. Quality control and manufacturing problems have arisen from time to time, and there can be no assurance that future manufacturing or quality control problems will not arise at the plants of the Company's contract manufacturers or that such manufacturers will be able to maintain the necessary licenses from governmental authorities to continue or to commence manufacturing the Company's products. For example, in 1994 one of the Company's contract manufacturers had certain regulatory deficiencies which led to the Company removing the manufacturer from its drug application and qualifying a new manufacturing site. There can be no assurance that the Company will be able to secure the timely and cost-efficient manufacture of its products in accordance with FDA requirements from these independent parties, and the inability of the Company to do so could have a material adverse effect on the Company's operating results.

         Marketing and Sales Uncertainties; Dependence on Collaborative Partners for Product Distribution. The Company has commenced marketing in the United States prescription products through a pharmaceutical specialty contract sales force of approximately 47 sales representatives specializing in pharmaceuticals and solely dedicated to Penederm products. Although the pharmaceutical specialty contract sales force consists of personnel with experience promoting dermatological or other pharmaceutical products, none of the sales representatives has experience working under the direction of the Company or promoting its products and some do not have experience promoting dermatological products. Accordingly, the ongoing training and management of the sales force will require significant management attention and cost. The Company has no experience establishing, training or managing a contract sales force or promoting prescription products. In addition, the sales representatives are not directly employed by the Company, and the Company is dependent upon third parties for some aspects of the management of the sales force. There can be no assurance that the Company will be able to successfully train and maintain a contract sales force or that such sales force will be able to commercialize Avita, Mentax or any of the Company's other products successfully. The inability to establish a successful sales effort would have a material adverse effect on the Company's operating results.

         The Company's strategy for the distribution of certain of its products, including prescription products in certain geographic territories, requires entering into various arrangements with corporate collaborators, such as Schering-Plough HealthCare Products, Inc. ("Schering-Plough"), Warner Wellcome Consumer Health Products, UCB Group of Belgium, Pharmascience Inc., and SmithKline Beecham. Revenues from these agreements constituted substantially all of the Company's revenues in 1996. These agreements often are of short duration, terminable with little or no notice and subject to periodic amendment. Although the Company believes parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities are not within the control of the Company. There can be no assurance that such parties will perform their obligations, that the agreements will not be terminated or renegotiated or that the Company will derive any revenue from such arrangements. Any such event could have a material adverse effect on the Company's operating results. The Company intends to seek additional collaborative arrangements to commercialize certain of its products. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future, or that current or future collaborative arrangements will be successful.

         Fluctuations in Quarterly Results; History of Operating Losses. The Company's future operating results may be subject to significant quarterly variations based on a wide variety of factors, including, but not limited to, the timing of regulatory notifications and approvals, the timing of the commercial introduction of Avita and Mentax in the United States, the timing of the commercial introduction of other products both in the United States and abroad, the timing and extent of marketing efforts by the Company and its partners, the timing of contract payments to and from the Company, the introduction of competing products by other companies, the pricing of existing and future products by the Company's competitors, the publication of clinical results from the Company's products under development, interruptions in the supply of raw materials necessary to produce the Company's products, and interruptions or delays in the manufacturing of such products. The Company's expense levels are based, in part, on its expectations of future sales levels and have begun to increase significantly as the Company expands its sales and marketing efforts in preparation for the product launch of Avita and Mentax. The Company may be unable to estimate accurately when revenues will be realized from the sales of these and other products. If sales are below expectations or the release of products is delayed, the Company's quarterly and annual operating results will be adversely affected, which would have a material adverse effect on the market price of the Company's Common Stock. In any event, it is likely that in future quarters the Company's operating results may from time to time be below the expectations of public market analysts and investors, which also could have a material adverse effect on the price of the Company's Common Stock.

         The Company is in the early stages of commercializing its products and developing collaborative relationships. To date, the Company has generated only limited revenues from the sale of its products and from licensing arrangements. As of December 31, 1996 the Company had accumulated net losses of approximately $38.4 million. To achieve profitable operations, the Company must, among other things, successfully develop and market its products and may need to establish significant long-term collaborative relationships with other pharmaceutical companies. The Company's products under development will require significant additional development, laboratory and clinical testing, regulatory approvals and investment prior to commercialization. The Company may continue to incur significant additional operating losses depending principally on the market acceptance of the Company's products, the success of product development efforts, the timing of potential FDA approvals and subsequent launch of the drug products, the timing of expenditures and other related factors. There can be no assurance that the Company will achieve profitability.

         The Company believes that its capital resources, including the interest income earned on its invested cash balances, together with anticipated revenues (consisting of product sales, license fees and royalties), will satisfy the Company's working capital and identified capital expenditure
requirements through 1997.   However, the Company's future capital requirements
will depend on many factors, including the progress of the Company's collaborative and independent research and development programs, payments received under collaborative agreements with other companies, if any, the results and costs of preclinical and clinical testing for the Company's products, the costs associated with and the timing of regulatory approvals, technological advances, the status of competitive products and the commercial success of Penederm's licensing and marketing efforts. There can be no assurance that additional funds, if required, will be available to the Company on favorable terms, if at all, to permit the Company to continue with its plan for operations.

         Government Regulation; No Assurance of Product Approvals. The research, testing, manufacture and marketing of drug products is subject to extensive regulation by numerous regulatory authorities in the United States and other countries. Failure to comply with FDA or other applicable regulatory requirements may subject a company to administrative or judicially-imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, total or partial suspension of production and FDA refusal to approve pending premarket approval applications or supplements to approved applications. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Furthermore, such approval process is extremely expensive and uncertain. There can be no assurance that the Company will be able to obtain the labeling claims necessary or desirable for the promotion of those products. FDA requirements prohibit the marketing or promotion of a drug for unapproved indications. Furthermore, regulatory marketing approval may entail ongoing requirements for postmarketing studies. Even after regulatory approval is obtained, whether for Avita or Mentax or potential future products of the Company, a marketed product, its manufacture and its manufacturing facilities are subject to continued regulatory review and periodic inspection by the FDA. Later discovery of previously unknown problems or failure to comply with applicable regulatory requirements may result in penalties such as restrictions on a product's marketing or withdrawal of the product from the market.

         Prior to the submission of premarket approval applications, drugs developed by the Company must undergo rigorous preclinical and clinical testing, which may take several years and the expenditure of substantial resources. Before commencing clinical trials in humans, the Company must submit to the FDA and receive clearance of an investigational new drug application ("IND"). There can be no assurance that submission of an IND for future clinical testing of any products under development or other future products of the Company would result in FDA authorization to commence clinical trials or that the Company will be able to obtain the necessary approvals for future clinical testing in any foreign jurisdiction. Further, there can be no assurance that if such testing of products under development is completed, any such drug compounds will be accepted for formal review by the FDA or any foreign regulatory body or approved by the FDA for marketing in the United States or by any such foreign regulatory bodies for marketing in particular foreign jurisdictions.

         The Company's research and development involves the controlled use of hazardous materials, including but not limited to chemicals, fungi and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the coverage limits of or not be covered by the Company's insurance and could have a material adverse effect on the Company's operating results

         Uncertainty of Future Product Development. The future success of the Company will be dependent upon development of new products that obtain regulatory approval and market acceptance. Such development will require that the Company successfully identify appropriate products, compounds or technologies and that the Company obtain any necessary rights thereto. The Company's strategy for the development of future products requires entering into various arrangements with third party development partners, licensors and licensees, such as Kaken Pharmaceutical Company Ltd. ("Kaken"), Schering-Plough, the Wisconsin Alumni Research Foundation ("WARF") and Renaissance Corporation

("Renaissance"). The development of new pharmaceutical products is subject to a number of significant risks and uncertainties. Potential products, compounds or technologies that appear to be promising at various stages of development may not receive regulatory approval, reach the market or achieve widespread use for a number of reasons. In any event, development of new products will subject the Company to significant product development costs for which the Company may never receive revenue or for which revenue may be significantly delayed. In addition, the Company may be required to pay royalties or other license development or commercialization fees, which could have a material adverse effect on the profitability of such products to the Company. There can be no assurance that the Company will be able to in-license products, compounds or technologies on terms financially acceptable to the Company, successfully develop potential products, obtain regulatory approval for any such products, obtain necessary support from third party collaborators, or successfully commercialize such products, and the inability of the Company to do so could have a material adverse affect on the Company's operating results.

         Proprietary Technology; Patent Protection. The Company's success, competitive position, revenue and profits, if any, will depend in part upon its ability to obtain patent protection in various jurisdictions related to the technologies and processes it possesses and the technologies and products it develops. The University of California has obtained three United States and 17 foreign patents for the technology underlying the TopiCare Delivery Compounds and has licensed these patents to the Company on a worldwide exclusive basis for the life of the patents. These patents will expire in 2007 and 2008. Under the license arrangement, the University of California is required to file, prosecute and maintain foreign patent applications as requested by the Company at the Company's expense. The Company has licensed rights to certain patented compounds from Kaken, WARF, and Renaissance and in the future may license patented compounds from other parties. Any failure by these parties properly to file, prosecute or maintain any such patents licensed by the Company could materially adversely affect the Company's operating results.

         The Company has filed and intends to file additional patent applications, when appropriate, relating to its technologies, improvements to its technologies and specific products that it develops and to direct the University of California to file any additional patent applications where appropriate. The Company has filed one United States patent application and a corresponding Patent Cooperation Treaty application and also has four foreign patent applications pending. The scope and breadth of patent protection with respect to pharmaceutical products is uncertain and involves complex legal, scientific and factual questions. Accordingly, it is impossible to anticipate the breadth or degree of protection that any such patents will afford. Furthermore, there can be no assurance that litigation seeking to challenge such patent protection will not be brought against the Company or the University of California or that the Company's or the University of California's patents will not be successfully challenged. The expenses involved in any patent litigation can be significant and cannot be estimated by the Company. In addition, there can be no assurance that the scope and validity of the Company's or the University of California's existing or future patents, if any, will prevent third parties from developing similar or competing products.

         Third parties may hold or be issued patents which the Company's technology may infringe. The Company could incur substantial costs in defending itself and its collaborative partners against any resulting claims. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to further develop or commercialize its products in the United States and abroad, and could result in the award of substantial damages. In the event of a claim of infringement, the Company may be required to obtain one or more licenses from third parties. There can be no assurance that the Company will be able to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such license could have a material adverse effect on the Company's operating results.

         In July 1996, Johnson & Johnson filed a complaint in federal district court alleging that the Company's Avita gel formulation infringes a Johnson & Johnson patent. The parties entered into a settlement agreement in December 1996 pursuant to which the Company agreed not to market the Avita gel formulation before the expiration of the Johnson & Johnson patent in January 1998.

         The Company also relies upon unpatented trade secrets and know-how. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the

Company's trade secrets or disclose such technology or that the Company can meaningfully protect its rights to its unpatented trade secrets.

         The PTO has recently adopted changes to United States patent law which changed the term of issued patents, subject to certain transition periods, to 20 years from the date of filing rather than 17 years from date of issuance. For applications filed after June 7, 1995, the patent term will be 20 years from the earliest effective filing date of the priority patent application. Such change may reduce the effective term of protection for patents that are pending for more than three years in the PTO. While the Company cannot predict the effect that such changes will have on its business, the adoption of such changes could have a material adverse effect on the Company's ability to protect its proprietary information and sustain the commercial viability of its products. Furthermore, the possibility of shorter terms of patent protection, combined with the lengthy FDA review process and possibility of extensive delays in such process, could effectively further reduce the term during which a marketed product could be protected by patents.

         Uncertainty of Pharmaceutical Pricing and Reimbursement. The Company's business may be materially adversely affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care in general and drugs in particular. For example, in most international markets, pricing of prescription pharmaceuticals is subject to government price controls. In these markets, once marketing approval is received, pricing negotiation could take another six to 12 months or longer.
In the United States there have been, and there may continue to be, federal and state proposals to implement similar government price controls. In addition, an increasing emphasis on managed care and consolidation of hospital purchasing in the United States has and will continue to put pressure on pharmaceutical pricing. Such proposals, if adopted, and such initiatives could decrease the price that the Company receives for any current or future products and thereby have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or initiatives have a material adverse effect on pharmaceutical companies that are collaborators or prospective collaborators for certain of the Company's products, the Company's ability to commercialize its products may be materially adversely affected. In addition, price competition may result from competing product sales, attempts to gain market share or introductory pricing programs, which would have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's ability to commercialize its products may depend in part on the extent to which reimbursement for such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any of the Company's products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting the level of reimbursement for new therapeutic products, and be refusing, in some cases, to provide coverage or reimbursement for indications for which the FDA has not granted marketing clearance. Moreover, reimbursement may be denied even for FDA-approved indications. If adequate coverage and reimbursement levels are not provided by the government and third-party payors for the Company's products, the Company's business, financial condition and results of operations would be materially adversely affected.

         Dependence on Key Personnel. The success of the Company is dependent upon its ability to retain and attract highly qualified scientific, management and marketing personnel. The Company faces intense competition for personnel from other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in attracting and retaining key personnel. The loss of key personnel, or the inability to attract and retain the additional, highly-skilled employees required for the expansion of the Company's activities, could adversely affect its business.

         Risk of Product Liability Claims; No Assurance of Adequate Insurance. Testing, manufacturing and marketing of the Company's products entail a risk of product liability. In addition, third-party manufacturers of certain drugs and skin care agents used by the Company in its products have limited contractual responsibility for product liability. Although the Company has obtained aggregate product liability insurance coverage in the amount of $3,000,000, there can be no assurance that the existing coverage is adequate for current operations. Furthermore, this existing coverage may not be adequate as the Company further develops products, and there can be no assurance that additional insurance coverage will be available in the future at an acceptable cost, if at all. Failure of the Company to prevail on a product liability claim could have a material adverse effect on the Company's operating results. In addition, the Company could incur substantial costs in defending a claim, even where that claim was ultimately unsuccessful, and defense of any such claim could divert management's efforts and attention from the Company's business and have a material adverse effect on the Company's operating results.

         Volatility of Stock Price. The Nasdaq National Market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock, like the stock prices of many publicly traded pharmaceutical and biotechnology companies, has been, and may continue to be, highly volatile. Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology and pharmaceutical products and economic and other external factors, as well as period-to-period fluctuations in financial results, among other factors, may have a material adverse effect on the market price of the Common Stock.

         Shares Eligible for Future Sale. Substantially all of the Company's shares of Common Stock are eligible for sale in the public market without restriction, unless such shares are held by "affiliates" within the meaning of the Securities Act of 1933, as amended.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of the Company at December 31, 1996 as adjusted for the sale by the Company of the Common Stock pursuant to the Purchase Agreement at a price of $12.75 per share and the application of the net proceeds therefrom (after deduction of estimated commissions and estimated offering expenses).


                                                                                       DECEMBER 31, 1996
                                                                                       ------------------
                                                                                  ACTUAL         AS ADJUSTED(1)
                                                                                  ------         --------------
                                                                                          (IN THOUSANDS)
  Long-term debt, less current portion                                              $     28       $     28
                                                                                    --------       --------
  Shareholders' equity:
  Preferred Stock, no par value, 10,000,000 shares authorized;
     no shares issued and outstanding, actual and as adjusted                            --             --
   Common Stock, no par value, 30,000,000 shares authorized; 7,315,697 shares issued and outstanding, actual; 8,067,697 shares issued and outstanding,
     as adjusted(1)                                                                   46,984         55,945
  Accumulated deficit                                                                (38,393)       (38,393)
                                                                                    --------       --------
  Total shareholders' equity                                                           8,591         17,552
                                                                                    --------       --------
  Total capitalization                                                              $  8,619       $ 17,580
                                                                                    ========       ========
---------------------

(1) Includes 752,000 shares to be issued pursuant to the Purchase Agreement. Excludes (i) 1,147,537 shares reserved for issuance pursuant to the Company's stock option plans and (ii) 47,877 shares reserved for issuance pursuant to the Company's Employee Stock Purchase Plan.

                              SELLING SHAREHOLDERS

         The Shares covered by this Prospectus were acquired from the Company pursuant to the Purchase Agreement for an aggregate purchase price of $9,588,000 ($12.75 per share). The offer and sale by the Company of the Common Stock to the Selling Shareholders pursuant to the Purchase Agreement was made pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(2) thereof. The Purchase Agreement contains representations and warranties as to each Selling Shareholder's status as an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act. Volpe, Welty & Company, L.L.C., the placement agent, was paid a fee equal to 5.5% of the aggregate purchase price in connection with the sale of the Shares by the Company to the Selling Shareholders pursuant to the Purchase Agreement. In addition, the Company agreed to reimburse such placement agent for its travel and out-of-pocket expenses incurred in connection with the sale of the Shares by the Company to the Selling Shareholders pursuant to the Purchase Agreement up to a maximum of $25,000.

         Pursuant to the Purchase Agreement, each Selling Shareholder has represented that it acquired the Shares for investment and with no present intention of distributing the Shares. The Company agreed, in such Purchase Agreement, to prepare and file a registration statement as soon as practicable and to bear all expenses other than fees and expenses of counsel for the Selling Shareholders and underwriting discounts and commissions and brokerage commissions and fees. In addition, and in recognition of the fact that the Selling Shareholders, even though purchasing the Shares without a view to distribution, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earliest of (A) the second anniversary date of the Closing,
(B) such date as all of the Shares have been resold or (C) such time as all of the Shares held by the Purchasers can be sold within a given three-month period pursuant to Rule 144 under the Securities Act.

         None of the Selling Shareholders has had a material relationship with the Company within the past three years except as a result of the ownership of the Shares or other securities of the Company.

         The following table sets forth the name of the Selling Shareholders, the number of shares of Common Stock owned beneficially by the Selling Shareholders as of February 26, 1997 (as adjusted to give effect to the purchases under the Purchase Agreement) and the number of shares that may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Shareholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time.



                                                 Common Stock                Common Stock          Common Stock
                                               Beneficially Owned                to be          Beneficially Owned
                                               Prior to Offering(1)              Sold             After Offering(1)
                                               --------------------              ----             -----------------
Holder                                        Number           Percent                           Number        Percent
------                                        ------           -------                           ------        -------
Deerfield Partners, L.P.                      291,200             3.6%           91,000          200,200         2.5%
Deerfield International Limited                28,800                *            9,000           19,800            *
MedCap I Corp.                                 17,100                *           17,100              --           --
ProMed Partners, L.P.                           9,400                *            9,400              --           --
HPB Associates, L.P.                           13,500                *           13,500              --           --
Franklin Global Health Care Fund              521,500             6.5%          141,500          380,000         4.7%
Franklin Small Cap Growth Fund                814,600            10.1%          283,400          531,200         6.6%
Franklin California Growth Fund               338,600             4.2%           94,300          244,300         3.0%
Franklin Asset Allocation Fund                 21,600                *           10,800           10,800            *
RCM Growth Equity Fund, a series of
  RCM Capital Funds, Inc.                      94,700             1.2%           53,300           41,400            *
RCM Small Cap Fund, a series of RCM
  Capital Funds, Inc.(2)                       80,000             1.0%           26,700           53,300            *
RCM Global Healthcare Fund, a series
  of RCM Equity Funds, Inc.                     8,300                *            2,000            6,300            *
                                            ---------            -----         --------        ---------        -----
        TOTALS                              2,239,300            27.7%          752,000        1,487,300        18.4%
                                            =========            =====         ========        =========        =====

_________________

*        Less than 1%

(1) Applicable percentage of ownership is based on 7,324,195 shares of Common Stock outstanding as of February 28, 1997, and assumes the sale and issuance of 752,000 shares of Common Stock pursuant to the Purchase Agreement.

(2) Does not include 10,000 shares of Common Stock that were acquired in March 1997.

                              PLAN OF DISTRIBUTION

         All or a portion of the Shares offered hereby by the Selling Shareholders may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices and/or may also be used to cover any short positions previously established. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Shareholders with respect to the Shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Broker-dealers may agree with the Selling Shareholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

         Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Resale of Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.

         The Selling Shareholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this Prospectus. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby on exercise of the Warrants. Upon exercise of the Warrants, the Shares will be issued by the Company directly to the persons exercising the Warrants.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Heller, Ehrman, White & McAuliffe, Palo Alto, California, counsel to the Company in connection with the offering.

                                    EXPERTS

         The consolidated financial statements of Penederm appearing in Penederm's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of the Company incorporated herein by reference at December 31, 1994 and for the years ended December 31, 1993 and 1994, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        Coopers & Lybrand L.L.P. performed the audit of the Company's financial statements from inception through the Company's fiscal year ended December 31, 1994. The Company informed Coopers & Lybrand L.L.P. on April 17, 1995 that the Company would no longer engage Coopers & Lybrand L.L.P. as principal accountants to audit the Company's financial statements. These actions were taken with the approval of the Board on the recommendation of the Audit Committee of the Board. In connection with the audit of the Company's financial statements for the fiscal years ended December 31, 1993 and 1994, and in the subsequent interim period, there were no disagreements between the Company and Coopers & Lybrand L.L.P. regarding matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures which if not resolved to the satisfaction of Coopers & Lybrand L.L.P. would have caused Coopers & Lybrand L.L.P. to make reference to the matters in this report. The report of Coopers & Lybrand L.L.P. on the Company's financial statements for the fiscal years ended December 31, 1993 and 1994 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle. The Company has not consulted with Ernst & Young LLP during the two years ended December 31, 1994 or the subsequent interim period prior to April 17, 1995 on either the application of accounting principles or type of opinion Ernst & Young LLP might issue on the Company's financial statements.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

         Securities and Exchange Commission
                 Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  2,963
         Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55,000
         Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27,037
                                                                                                       --------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $100,000
                                                                                                       ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to Sections 204(a) and 317 of the California Corporations Code, as amended, the Company has included in its articles of incorporation and by-laws provisions regarding the indemnification of officers and directors of the Company. Article Fourth of the Company's Restated Articles of Incorporation provides as follows:

    "Fourth: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by by-law, agreement or otherwise, in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expense to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to `California law' shall to that extent be deemed to refer to California law as so amended."

         Section 29 of the Company's By-laws, as amended, provides as follows:

    "29.     Indemnification of Directors and Officers.

    (a) Indemnification. To the fullest extent permissible under California law, the corporation shall indemnify its directors and officers against all expenses, judgments, fines, settlement and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans).
To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this By-law in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses. If, after the effective date of this By-law, California law is amended in a manner which permits the corporation to authorize indemnification of or advancement of expenses to its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this By-law to `California law' shall to that extent be deemed to refer to California law as so amended. The rights granted by this

By-law are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

    (b) Procedure. Upon written request to the Board of Directors by a person seeking indemnification under this By-law, the Board shall promptly determine in accordance with Section 317(e) of the California Corporations Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation's expense) or the corporation's shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

    (c) Definitions. The term `proceeding' means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term `expenses' includes, without limitation, attorney's fees and any expenses of establishing a right to indemnification."

         The Company has obtained insurance to indemnify its officers and directors for liability incurred in serving the Company up to a maximum amount of $3,000,000, including the costs of defense with respect to any such alleged liability.

ITEM 16.  EXHIBITS

  Exhibit                                   Description
  -------        ---------------------------------------------------------------------
  4.1(1)         Rights Agreement between Registrant and ChaseMellon Shareholder
                 Services, L.L.C., dated November 20, 1996

  4.2            Purchase Agreement between Registrant and the Selling Shareholders, dated March 3, 1997

  5              Opinion of Heller, Ehrman, White & McAuliffe

 23.1            Consent of Heller, Ehrman, White & McAuliffe
                 (filed as part of Exhibit 5)

 23.2            Consent of Ernst & Young LLP, Independent Auditors

 23.3            Consent of Coopers & Lybrand L.L.P., Independent Accountants

 24              Power of Attorney (see page II-4)

--------------------

 (1) Incorporated by reference to Exhibit 1 to the Form 8-K filed by the registrant on November 27, 1996.

ITEM 17.  UNDERTAKINGS

         A.      The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)    To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foster City, State of California, on March 7, 1997.

                                     PENEDERM INCORPORATED

                                     /s/ Lloyd M. Malchow
                                     -----------------------------------------
                                         Lloyd H. Malchow
                                         President and Chief Executive Officer

                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Lloyd H. Malchow and Michael Bates his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               Signature                                       Title                                   Date
               ---------                                       -----                                   ----
  /s/ Lloyd H. Malchow                   President, Chief Executive Officer and Director         March 7, 1997
  ----------------------------------     (Principal Executive and Financial Officer)
           Lloyd H. Malchow

  /s/ Michael Bates                      Director of Finance and Administration (Principal       March 7, 1997
  ----------------------------------     Accounting Officer)
             Michael Bates

  /s/ Robert F. Allnutt                  Director                                                March 7, 1997
  ----------------------------------
           Robert F. Allnutt

  /s/ William I. Bergman                 Director                                                March 7, 1997
  ----------------------------------
          William I. Bergman

  /s/ David E. Collins                   Chairman of the Board                                   March 7, 1997
  ----------------------------------
           David E. Collins

                                         Director                                                March 7, 1997
  ----------------------------------
          Mark J. Gabrielson

  /s/ Terry L. Opdendyk                  Director                                                March 7, 1997
  ----------------------------------
           Terry L. Opdendyk

  /s/ Harvey S. Sadow                    Director                                                March 7, 1997
  ----------------------------------
        Harvey S. Sadow, Ph.D.

  /s/ Gerald D. Weinstein                Director                                                March 7, 1997
  ----------------------------------
       Gerald D. Weinstein, M.D.

                             PENEDERM INCORPORATED

                               Index to Exhibits



Exhibit No.                                             Description
    4.1(1)                Rights Agreement, between Registrant and ChaseMellon Shareholder
                          Services, L.L.C., dated November 20, 1996
    4.2                   Purchase Agreement between Registrant and the Selling Shareholders, dated
                          March 3, 1997
    5                     Opinion of Heller, Ehrman, White & McAuliffe
   23.1                   Consent of Heller, Ehrman, White & McAuliffe (filed as part of Exhibit
                          5)
   23.2                   Consent of Ernst & Young LLP, Independent Auditors
   23.3                   Consent of Coopers & Lybrand L.L.P., Independent Accountants
   24.1                   Power of Attorney (See Page II-4)

__________
(1) Incorporated by reference to Exhibit 1 to the Form 8-K filed by the registrant on November 27, 1996.